News Release

For Release January 22, 2014

9:00 A.M.

Contact:	Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Annual and Fourth Quarter Results along with Cash Dividend

Highlights

•	2013 net income of $4,137,000 or $0.78 per common share
•	Cash dividend of $0.06 per common share, which is the 48th consecutive quarter of cash dividends paid to common shareholders
•	Regulatory capital ratios of 10.77% (Tier 1 Leverage) and 18.68% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.23%
•	Non-performing assets (NPAs) of 1.39%, which we believe is better than the average peer group ratio
•	Loan portfolio growth in five consecutive quarters and a 4.7% increase in 2013
•	The cost of total deposits declined an additional 2 basis points from 33 basis points in the third quarter to 31 basis points in the fourth quarter
•	Diversified revenue model shows continued strength as net-interest income and net-interest margin increased
•	Continued progress toward finalizing the merger with Savannah River Financial Corporation

Lexington, SC – January 22, 2014 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the fourth quarter of 2013. Net income available to common shareholders for the fourth quarter of 2013 was $850 thousand as compared to $1.021 million in the fourth quarter of 2012. Diluted earnings per common share were $0.16 for the fourth quarter of 2013 as compared to $0.19 for the fourth quarter of 2012. During the fourth quarter of 2013, the company incurred $506 thousand in expenses related to the previously announced merger and reported losses on sales of securities in the amount of $79 thousand. These expenses were partially offset by the reversal of a deferred tax valuation reserve established in a prior period for a deferred capital loss. Excluding these items, the company estimates reported net income would have been $ 1.1 million or $ 0.20 per common share for the fourth quarter of 2013.

For the year ended December 31, 2013 net income available to common shareholders was $4.14 million compared to $3.29 million during year ended December 31, 2012. Diluted earnings per share for 2013 were $0.78, as compared to $0.79 for the same time period in 2012. Excluding the impact of merger expenses, loss on early extinguishment of debt, the gain on the sale of securities, and the above mentioned tax matter, the company estimates reported 2013 net income would have been $4.3 million or $ 0.81 per common share.

Earlier in the third quarter, the company announced the signing of a definitive merger agreement under which First Community has agreed to acquire Savannah River Financial Corporation in a cash and stock transaction with a total current value of approximately $33.6 million. Upon completion of the transaction, the combined company will have approximately $765 million in total assets, $620 million in total deposits, and $450 million in total loans. The transaction will create a 13-office banking company. The merger agreement has been unanimously approved by the Board of Directors of each company. Additionally, the necessary regulatory approvals have been obtained and the shareholders of both companies are scheduled to meet on January 29, 2014 to vote on the merger. If approved, the closing of the transaction is expected to occur on February 1, 2014.

First Community President and CEO Michael Crapps commented, “As our teams have worked to prepare to combine the operations of our two banks and as we have learned more about each other and our markets, we are even more excited about this partnership.”

As previously announced, the company plans to expand its footprint with a banking office in downtown Columbia. Renovations are underway at the site located at 1213 Lady Street, near Main Street. The office is expected to open in May of 2014 giving the company a highly visible presence in the heart of the city. The bank’s financial planning team, First Community Financial Consultants, will relocate from their Lincoln Street office to the second floor of the new downtown location. “The downtown area will be a great addition to the First Community family. It’s experiencing tremendous growth and the timing was right to bring our unique style of banking to the businesses and residents that call Main Street home,” said Mr. Crapps. “We look forward to working with downtown businesses and professionals to meet their financial goals.”

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the fourth quarter of 2013. The company will pay a $0.06 per share dividend to holders of the company’s common stock. This dividend is payable February 14, 2014 to shareholders of record as of January 31, 2014. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 48th consecutive quarter. On two occasions earlier this year, the company increased the cash dividend and for the year of 2013, the payout ratio was 28.2%, which is within the company’s targeted payout range that is believed to be appropriate for the company at this time.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute. At December 31, 2013, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.77%, 17.60%, and 18.68%, respectively. This compares to the same ratios as of December 31 2012 of 10.63%, 17.39%, and 18.64%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 10.30%, 16.84%, and 17.92% respectively as of December 31, 2013. Further, the company’s ratio of tangible common equity to tangible assets indicates a high quality of capital with a ratio of 8.23% as of December 31, 2013.

On a year-over-year comparison basis, tangible book value per share decreased $0.40 from $10.23 to $9.83. This decline results from the decrease in market value of our available-for-sale investment portfolio (AFS portfolio) solely as a result of the increase in interest rates during the period. It should be noted that excluding this Accumulated Other Comprehensive Income (AOCI), the tangible book value increased $0.53 during this same time period from $9.77 to $10.30. The company believes its balance sheet as a whole is currently positioned for a rising rate environment. The change in market value of the AFS portfolio is the only segment of the balance sheet that is reflected in the equity section and as such can result in some volatility in the calculated tangible book value per share as interest rates fluctuate. The company attempts to manage this volatility by balancing the overall AFS portfolio duration.

Asset Quality

Non-performing assets remained relatively stable, increasing slightly by $64 thousand to $8.8 million (1.39% of total assets) at the end of the quarter. This ratio compares favorably with the bank’s average peer group non-performing assets ratio which the company believes to be in excess of 3.00%.

Trouble debt restructurings, that are still accruing interest, declined during the quarter to $576 thousand from $584 thousand. Loans past due 30-89 days decreased to $1.6 million (0.47% of loans) this quarter.

For the year of 2013, net charge-offs were $932 thousand (0.27%) as compared to the 2012 level of $574 thousand (0.17%). Net loan charge-offs for the quarter were $253 thousand (0.28% annualized ratio) as compared to the 2012 third quarter total of $154 thousand (0.20% annualized ratio). The company believes that these levels compare very favorably to its peer group average.

The ratio of classified loans plus OREO now stands at 20.30% of total bank regulatory risk-based capital as of December 31, 2013.

Balance Sheet

(Numbers in millions)

	Quarter ending	Quarter ending	Quarter ending	12 Month	12 Month
	12/31/13	12/31/12	9/30/13	$ Variance	% Variance
Assets
Investments	$227.0	$206.0	$230.7	$21.0	10.2%
Loans	347.6	332.1	345.1	15.5	4.7%

Liabilities
Total Pure Deposits	$363.2	$319.5	$371.1	$43.7	13.7%
Certificates of Deposit	133.9	155.4	137.5	(21.5)	(13.8%)
Total Deposits	$497.1	$474.9	$508.6	$22.2	4.7%

Customer Cash Management	18.6	15.9	17.1	2.7	17.0%
FHLB Advances	43.3	36.3	34.3	7.0	19.3%

Total Funding	$559.0	$527.1	560.0	31.9	6.05%
Cost of Funds*	0.60%	0.87%	0.63%		(27 bps)
(*including demand deposits)
Cost of Deposits	0.31%	0.55%	0.33%		(24 bps)

Mr. Crapps commented, “Our success in serving our target market of local business and professional clients is demonstrated in the growth in pure deposits and our loan portfolio. The momentum in pure deposit growth has continued and during the past twelve months we have increased pure deposits by $43.7 million, which is an increase of 13.7%. This has positioned us to drive down our cost of deposits by 24 basis points to 0.31% during this same time period. We are especially pleased to report that we are experiencing a rebound in credit demand and that during the past twelve months the loan portfolio has grown by 4.7% or $15.5 million. We have now experienced five consecutive quarters of growth in our loan portfolio.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $4.777 million for the fourth quarter of 2013 which represents a 4.53% increase over the third quarter of 2013. The net interest margin, on a tax equivalent basis, was 3.29% for the fourth quarter of 2013, which represents an increase from 3.18% during the third quarter of 2013. Mr. Crapps commented, “The increase in our net interest margin is primarily the result of an increased rate environment in the middle to long end of the yield curve. The benefit to us is a higher interest rate as we re-invest our cash flows and the continuation of slower prepayments on the mortgage backed securities held in our investment portfolio.”

Non-Interest Income

Non-interest income, adjusted for securities gains and losses, was relatively stable on a linked quarter basis. The mortgage line of business experienced a slight decrease in production to $23.1 million in the quarter, as compared to $25.4 million in the third quarter. This was offset by an increase in yields to 3.46% from the prior quarter level of 3.03%. This resulted in mortgage fee revenue increasing slightly to $799 thousand in the fourth quarter from $770 thousand in the third quarter. Mr. Crapps noted, “Purchase transactions accounted for 75.8% of the production this quarter as compared to 68.9% in the previous quarter. We had expected to see the decrease in production that we experienced from the second to the third quarter and are pleased now to see production finding a stable level based primarily on purchase transactions.”

It is also significant to note the revenue earned this year in the financial planning and investment advisory line of business. The 2013 revenue of $972 thousand is a 49.3% increase over the 2012 level of $651 thousand. Revenue from this line of business the most recent two quarters was $279 thousand and $277 thousand, respectively.

Non-Interest Expense

Non-interest expense increased by $746 thousand on a linked quarter basis to $5.703 million. The company had $506 thousand in merger expenses related to the above referenced acquisition of Savannah River Financial Corporation during the fourth quarter, as compared to $33 thousand in the third quarter. As previously announced, the merger is anticipated to close in the first quarter of 2014. Additional merger expenses will be experienced in the first quarter of 2014. The residual increase in non-interest expense is related to adjustment of certain incentive plan accruals and marketing expenses.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates eleven banking offices located in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

Non-GAAP Financial Measures

Net income excluding the impact of merger expenses, loss on early extinguishment of debt, the gain on the sale of securities, and the above mentioned tax matter, is a non-GAAP financial measure. The company believes that this measure provides additional useful information, particularly with respect to period to period performance evaluations. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

Non-GAAP Reconciliation

(In thousands)	Quarter ending	Year Ending
	12/31/13	12/31/13
Net income as reported (GAAP)	$850	$4,137
Add income tax expense (benefit)	(53)	1,153
Income before taxes	797	5,290

Non GAAP adjustments:
Merger expenses	506	539
(Gain) loss on sale of securities	79	(73)
Loss on early extinguishment of debt	—	141

	585	607

Non GAAP earnings before tax	1,382	5,897
Income tax expense excluding $132
reversal of valuation reserve	307	1,563
Non GAAP net income measurement	$1,075	$4,334

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risk, uncertainties and other factors include, without limitation, the merger of First Community and Savannah River may not be completed; the businesses of First Community and Savannah River may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; Savannah River and/or First Community shareholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; the degree of success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; extended disruption of vital infrastructure; and changes in the national or local economy; and other factors described in First Community’s Annual Report on Form 10-K and documents subsequently filed by First Community with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT

First Community has filed relevant documents concerning the proposed merger with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 that includes a joint proxy statement/prospectus, and may file additional documents with the SEC. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings by First Community, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the other relevant First Community filings with the SEC can also be obtained, without charge, by directing a request to First Community Corporation, 5455 Sunset Blvd., Lexington, SC 29072, Attention: Michael C. Crapps.

SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER.

The directors and executive officers of First Community and other persons may be deemed to be participants in the solicitation of proxies from First Community shareholders in connection with the proposed merger. Information regarding First Community’s directors and executive officers is available in its definitive proxy statement (form type DEF 14A) and additional definitive proxy soliciting materials filed with the SEC for First Community’s 2013 annual shareholder meeting. Information regarding the participants in the First Community proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus filed with the SEC and may be contained in additional documents that may be filed with the SEC if and when such information becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA;

(Dollars in thousands, except per share data)

	At December 31,
	2013	2012

Total Assets	$633,309	$602,925
Other short-term investments (1)	5,927	7,021
Investment Securities	227,030	205,972
Loans held for sale	3,790	9,658
Loans	347,597	332,111
Allowance for Loan Losses	4,219	4,621
Total Deposits	497,071	474,977
Securities Sold Under Agreements to Repurchase	18,634	15,900
Federal Home Loan Bank Advances	43,325	36,344
Junior Subordinated Debt	15,464	15,464
Shareholders' Equity	52,671	54,183

Book Value Per Common Share	$9.93	$10.37
Tangible Book Value Per Common Share	$9.83	$10.23
Tangible Book Value Per Common Share (Excluding AOCI)	$10.30	$9.77
Equity to Assets	8.32%	8.99%
Tangible common equity to tangible assets	8.23%	8.88%
Loan to Deposit Ratio	70.69%	71.95%
Allowance for Loan Losses/Loans	1.21%	1.39%

Regulatory Ratios:
Leverage Ratio	10.77%	10.63%
Tier 1 Capital Ratio	17.60%	17.39%
Total Capital Ratio	18.68%	18.64%
Tier 1 Regulatory Capital	$68,756	$63,381
Total Regulatory Capital	$72,975	$67,794

(1) Includes federal funds sold, securities purchased under agreements to resell and interest-bearing deposits

Average Balances:

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Average Total Assets	$637,139	$602,933	$625,802	$601,300
Average Loans	349,830	335,010	344,110	331,564
Average Earning Assets	591,362	556,804	581,299	553,724
Average Deposits	508,292	473,857	497,521	471,458
Average Other Borrowings	69,686	69,590	69,022	71,926
Average Shareholders' Equity	53,339	53,954	53,837	52,447

Asset Quality:	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Loan Risk Rating by Category (End of Period)
Special Mention	$10,708	$9,822	$8,512	$9,097	$7,681
Substandard	10,609	10,779	13,614	13,870	17,612
Doubtful	—	—	—	—	—
Pass (includes held for sale)	326,280	326,992	324,752	314,991	316,476
	$347,597	$347,593	$346,878	$337,958	$341,769

Nonperforming Assets:
Non-accrual loans	$5,406	$5,052	$5,978	$5,388	$4,715
Other real estate owned	3,370	3,607	2,824	3,335	3,987
Accruing loans past due 90 days or more	1	54	—	325	55
Total nonperforming assets	$8,777	$8,713	$8,802	$9,048	$8,757
Accruing trouble debt restructurings	$576	$584	$593	$907	$1,509

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Loans charged-off:	$271	$236	$1,048	$708
Overdrafts charged-off	10	10	42	34
Loan recoveries	(24)	(89)	(146)	(155)
Overdraft recoveries	(4)	(3)	(12)	(13)
Net Charge-offs	$253	$154	$932	$574

Net charge-offs to average loans	0.07%	0.05%	0.27%	0.17%

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Year ended
	December 31,		September 30,		June 30,		March 31,		December 31,
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Interest Income	$5,656	$5,468	$5,474	$5,650	$5,370	$5,840	$5,283	$6,044	$21,783	$23,002
Interest Expense	879	1,183	904	1,321	947	1,389	1,004	1,535	3,734	5,428
Net Interest Income	4,777	4,285	4,570	4,329	4,423	4,451	4,279	4,509	18,049	17,574
Provision for Loan Losses	149	80	129	115	100	71	150	230	528	496
Net Interest Income After Provision	4,628	4,205	4,441	4,214	4,323	4,380	4,129	4,279	17,521	17,078
Non-interest Income:
Deposit service charges	392	403	387	395	367	375	361	389	1,507	1,562
Mortgage banking income	799	1,249	770	1,393	1,183	877	1,015	723	3,767	4,242
Investment advisory fees and non-deposit commissions	277	159	279	183	218	162	198	147	972	651
Gain (loss) on sale of securities	(79)	88	4	(35)	133	(38)	15	11	73	26
Gain (loss) on sale other assets	(8)	(81)	(23)	(22)	32	(36)	(2)	50	(1)	(89)
Fair value gain (loss) adjustment	—	(1)	—	(20)	(2)	(4)	—	(33)	—	(58)
Other-than-temporary-impairment write-down on securities	—	—	—	—	—	—	—	(200)	(2)	(200)
Loss on early extinguishment of debt	—	(96)	—	—	(141)	—	—	(121)	(142)	(217)
Other	491	514	524	508	505	519	496	497	2,017	2,038
Total non-interest income	1,872	2,235	1,941	2,402	2,295	1,855	2,083	1,463	8,191	7,955
Non-interest Expense:
Salaries and employee benefits	3,079	2,973	2,948	2,874	2,994	2,747	2,992	2,558	12,013	11,152
Occupancy	361	326	343	352	334	335	346	345	1,384	1,358
Equipment	299	291	310	307	314	283	283	287	1,206	1,168
Marketing and public relations	230	111	106	73	112	108	93	186	541	478
FDIC assessment	108	100	108	117	102	196	99	184	417	597
Other real estate expense	113	451	189	173	115	267	112	119	508	1,010
Amortization of intangibles	32	51	32	51	45	51	51	51	160	204
Merger expenses	506	—	33	—	—	—	—		539
Other	975	799	888	876	939	921	831	882	3,654	3,478
Total non-interest expense	5,703	5,102	4,957	4,823	4,955	4,908	4,807	4,612	20,422	19,445
Income before taxes	797	1,338	1,425	1,793	1,663	1,327	1,405	1,130	5,290	5,588
Income tax expense	(53)	317	379	573	460	399	367	331	1,153	1,620
Net Income	850	1,021	1,046	1,220	1,203	928	$1,038	$799	$4,137	$3,968
Preferred stock dividends, including discount accretion	—	—		339	—	168	—	169	—	676
Net income available to common shareholders	$850	$1,021	$1,046	$881	$1,203	$760	$1,038	$630	$4,137	$3,292

Per share data:
Net income, basic	$0.16	$0.20	$0.20	$0.19	$0.23	$0.23	$0.20	$0.19	$0.78	$0.79
Net income, diluted	$0.16	$0.19	$0.20	$0.19	$0.23	$0.23	$0.20	$0.19	$0.78	$0.79

Average number of shares outstanding - basic	5,298,841	5,225,824	5,294,736	4,693,344	5,292,828	3,295,804	5,255,525	3,308,677	5,285,377	4,143,609
Average number of shares outstanding - diluted	5,354,373	5,261,714	5,308,546	4,726,206	5,311,194	3,356,785	5,292,000	3,329,175	5,334,319	4,171,630
Shares outstanding period end	5,302,674	5,227,300	5,296,288	5,224,282	5,293,116	3,346,365	5,290,452	3,310,572	5,302,674	5,227,300

Return on average assets	0.53%	0.67%	0.66%	0.57%	0.77%	0.51%	0.69%	0.43%	0.66%	0.55%
Return on average common equity	6.32%	7.51%	7.93%	7.18%	8.75%	8.02%	7.72%	6.86%	7.68%	7.40%
Return on average common tangible equity	6.39%	7.62%	8.02%	7.30%	8.88%	8.22%	7.82%	7.09%	7.78%	7.55%
Net Interest Margin (non taxable equivalent)	3.20%	3.06%	3.10%	3.06%	3.03%	3.25%	3.09%	3.34%	3.10%	3.17%
Net Interest Margin (taxable equivalent)	3.29%	3.12%	3.18%	3.12%	3.11%	3.30%	3.15%	3.36%	3.18%	3.22%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three Months ended December 31, 2013			Three Months ended December 31, 2012
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$349,830	$4,379	4.97%	$335,010	$4,557	5.41%
Securities:	228,988	1,260	2.18%	206,768	888	1.71%

Other funds	12,544	17	0.54%	15,026	23	0.61%
Total earning assets	591,362	5,656	3.79%	556,804	5,468	3.90%
Cash and due from banks	8,263			8,834
Premises and equipment	18,380			17,301
Intangible assets	587			756
Other assets	22,870			23,957
Allowance for loan losses	(4,323)			(4,719)
Total assets	$637,139			$602,933

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	102,087	26	0.10%	92,466	31	0.13%
Money market accounts	80,094	44	0.22%	54,493	33	0.24%
Savings deposits	51,638	15	0.12%	40,898	12	0.12%
Time deposits	162,489	313	0.76%	188,837	573	1.21%
Other borrowings	69,686	481	2.74%	69,590	534	3.05%
Total interest-bearing liabilities	465,994	879	0.75%	446,284	1,183	1.05%
Demand deposits	111,984			97,163
Other liabilities	5,822			5,532
Shareholders' equity	53,339			53,954
Total liabilities and shareholders' equity	$637,139			$602,933

Cost of funds including demand deposits			0.60%			0.87%
Net interest spread			3.05%			2.84%
Net interest income/margin		$4,777	3.20%		$4,285	3.06%
Tax equivalent		$4,911	3.29%		$4,370	3.12%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Year ended December 31, 2013			Year ended December 31, 2012
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$344,110	$17,581	5.11%	$331,564	$18,361	5.54%
Securities:	223,540	4,136	1.85%	204,926	4,557	2.22%

Other funds	13,649	66	0.48%	17,234	84	0.49%
Total earning assets	581,299	21,783	3.75%	553,724	23,002	4.15%
Cash and due from banks	8,546			8,643
Premises and equipment	17,509			17,388
Intangible assets	641			832
Other assets	22,290			25,556
Allowance for loan losses	(4,483)			(4,843)
Total assets	$625,802			$601,300

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	100,808	111	0.11%	89,734	151	0.17%
Money market accounts	74,514	171	0.23%	52,575	153	0.29%
Savings deposits	47,296	53	0.11%	39,020	49	0.13%
Time deposits	171,436	1,458	0.85%	198,392	2,769	1.40%
Other borrowings	69,022	1,941	2.81%	71,926	2,306	3.21%
Total interest-bearing liabilities	463,076	3,734	0.81%	451,647	5,428	1.20%
Demand deposits	103,467			91,737
Other liabilities	5,422			5,469
Shareholders' equity	53,837			52,447
Total liabilities and shareholders' equity	$625,802			$601,300

Cost of funds including demand deposits			0.66%			1.00%
Net interest spread			2.94%			2.95%
Net interest income/margin		$18,049	3.10%		$17,574	3.17%
Tax Equivalent		$18,512	3.18%		$17,833	3.22%